Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Six-Months Ended June 30, 2011

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and six-month periods ended June 30, 2011. For the three-month period ended June 30, 2011 (the “2011 Quarter”), the Company reported revenues of approximately $16.5 million, which represented an increase of approximately $1.3 million, or approximately 8.0%, from the approximately $15.2 million in revenues reported for the three-month period ended June 30, 2010 (the “2010 Quarter”). For the 2011 Quarter, the Company reported net income of approximately $617,000, or an increase of approximately 109% from net income of approximately $295,000 reported for the 2010 Quarter.

For the six-month period ended June 30, 2011 (the “2011 Period”), the Company reported revenues of approximately $33.6 million, which represented an increase of approximately $3.3 million, or approximately 11%, from the approximately $30.3 million in revenues reported for the six months ended June 30, 2010 (the “2010 Period”). For the 2011 Period, the Company reported net income of approximately $954,000, compared with approximately $159,000 reported for the 2010 Period.

“Although the financial markets have fluctuated greatly,” stated Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, “we have continued to enjoy growth in revenue in 2011 when compared with 2010 due primarily to our success in recruiting the finest advisors in the industry. Further, we are pleased to report both higher net income and EBITDA for each of the three- and six-month periods. For the three-month period, the Company generated EBITDA of approximately $1.13 million, as adjusted, and approximately $2.15 million, as adjusted, for the six-month period.” Mr. Leeds continued: “We know that without the hard work and dedication of our financial advisors, their staffs and our home office associates, these accomplishments would not be possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income as reported	$616,509	$294,949	$953,637	$159,069
Add: Depreciation	40,756	43,753	85,679	92,428
Amortization – notes	58,022	104,483	137,142	220,393
Non-cash compensation	104,280	131,332	401,534	585,835
Income tax expense	307,411	192,520	570,380	335,520

	$1,126,978	$767,037	$2,148,372	$1,393,245

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended June 30, 2011

	For The Three Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues
Commissions	$15,843,796	$14,631,425
Interest and dividends	274,262	355,887
Other	383,658	233,788

	16,501,716	15,221,100

Expenses
Commissions and clearing costs	13,274,126	12,504,508
Employee compensation and benefits	1,538,594	1,438,533
Occupancy and equipment	185,502	195,830
Communications	117,453	69,164
Depreciation and amortization	40,756	43,753
Other operating expenses	421,365	481,843

	15,577,796	14,733,631

Income before income taxes	923,920	487,469

Provision for income taxes	307,411	192,520

Net income	$616,509	$294,949

Basic income per common share	$0.02	$0.01

Diluted income per common share	$0.02	$0.01

Weighted average common shares outstanding:
Basic	26,877,131	25,920,288

Diluted	31,265,999	30,247,462

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Six Months Ended June 30, 2011

	For the Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues
Commissions	$32,307,614	$29,151,542
Interest and dividends	564,448	694,982
Other	727,186	433,835

	33,599,248	30,280,359

Expenses
Commissions and clearing costs	27,173,907	24,995,101
Employee compensation and benefits	3,302,728	3,157,792
Occupancy and equipment	351,698	410,685
Communications	195,763	171,693
Depreciation and amortization	85,679	92,428
Other operating expenses	965,456	958,071

	32,075,231	29,785,770

Income before income taxes	1,524,017	494,589

Provision for income taxes	570,380	335,520

Net income	$953,637	$159,069

Basic income per common share	$0.04	$0.01

Diluted income per common share	$0.03	$0.01

Weighted average common shares outstanding:
Basic	26,843,403	25,834,100

Diluted	31,655,572	28,882,954

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600